Exhibit 99.2

For Release:	8:00 a.m. ET	Contacts:	Julie S. Ryland
	Thursday, October 25, 2007		205.326.8421

McManus Elected Chairman of Energen Corporation

BIRMINGHAM, Alabama—Energen Corporation announced today that James T. McManus II, 48, has been elected the next Chairman of the Board of the energy holding company and its two operating subsidiaries, Energen Resources Corporation and Alabama Gas Corporation. McManus, a member of the Board since 2006, will begin his tenure as Chairman on January 1, 2008. He will continue to serve as Chief Executive Officer of Energen and its subsidiaries as well as President of Energen and Energen Resources.

McManus succeeds Wm. Michael Warren Jr., 60, who will retire as Chairman at the end of 2007; Warren, Energen’s former CEO and President, will remain on the Board.

McManus joined Energen in 1986 and served in numerous financial and strategic planning capacities before being named President and Chief Operating Officer of Energen Resources in 1997. In January 2006, he was elected Energen’s President and Chief Operating Officer. McManus has served as CEO of Energen and its subsidiaries since July 1, 2007. Prior to joining Energen, McManus was employed by Coopers & Lybrand (now, PricewaterhouseCoopers).

McManus is a member of the boards and executive committees of the American Exploration and Production Council and the U.S. Oil & Gas Association, a member of the National Petroleum Council, and a past-Director of the Independent Producers Association of America (IPAA). McManus, a Certified Public Accountant, earned a B.S. in Accounting at the University of Alabama. He and his wife, Gale, live in Hoover and have two children.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business focus on the development and production of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen has approximately 1.7 trillion cubic feet equivalent of proved reserves in the San Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas area. More information is available at http://www.energen.com/.